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                                                            Exhibit 12

                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES

    STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                               Nine Months Ended
                                                                 September 30,
 In Millions of Dollars                                        2000           1999
 Fixed Charges:
   Interest expense                                      $       276    $       175
   Interest capitalized                                           12             11
   One-third of rents*                                            50             57

   Total Fixed Charges                                   $       338    $       243

 Earnings:
   Income from continuing operations before income
   taxes and minority interests                          $     2,119    $     1,188

   Fixed charges per above                                       338            243
   Less: interest capitalized                                   (12)           (11)
                                                                 326            232

   * Amortization of interest capitalized                         12             19

   Total Earnings                                        $     2,457    $     1,439

 Ratio of Earnings to Fixed Charges                             7.27           5.92

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* Reasonable approximation of the interest factor.